Exhibit 99.1

Finjan Reports PTAB Denies Institution on Three Juniper Challenges

East Palo Alto, CA – May 7, 2019 – Finjan Holdings, Inc. (NASDAQ: FNJN), and its subsidiary, Finjan, Inc. (“Finjan”), reports on recent decisions by the United States Patent and Trademark Office’s (“USPTO”) Patent Trial and Appeal Board (“PTAB” or “the Board”), concerning Juniper’s multiple petitions for inter partes review (“IPR”) of certain claims relating to Finjan’s U.S. Patent Nos. 6,154,844 (“the ‘844 Patent”); 7,613,926 (“the ‘926 Patent”); 7,647,633 (“the ‘633 Patent”); and 8,141,154 (“the ‘154 Patent”).

Most recently on May 1, 2019, the PTAB denied institution of Juniper’s petition for IPR institution of claims 15 and 22 of the ‘926 Patent (Case IPR2019-00073), finding that “the information presented … and the accompanying evidence does not establish a reasonable likelihood that [Juniper] would prevail in showing the unpatentability of either of claims 15 and 22 of the ‘926 patent….” The PTAB noted that Sophos, Symantec, and Palo Alto Networks had previously filed petitions challenging certain claims of the ‘926 Patent, and the Board “denied each of those petitions.”

On April 29, 2019, the PTAB also denied institution of Juniper’s petition for inter parties review of claims 1, 8, 14, and 19 of the ‘633 Patent (Case IPR2019-00060) on essentially three grounds. First, the PTAB found that Juniper failed to establish a reasonable likelihood of prevailing that the claims are unpatentable as obvious over prior art. Second, the PTAB agreed with Finjan that the Board should deny the petition under 35 U.S.C. § 314(a) under General Plastics Industrial Co., Ltd. v. Canon Kabushiki Kaisha, Case IPR2016-01357 (PTAB Sept. 6, 2017), as even though Juniper had not filed a previous petition for IPR on this patent, 35 U.S.C. §325(d), gives the Board discretion to deny the Petition as appropriate because Juniper argued “the same or substantially the same prior art or arguments previously presented to the Office”. Lastly, the PTAB denied institution under the U.S. Supreme Court’s SAS Ins., Inc. v. Iancu, 138 S. Ct 1348, 1359-1360, stating that “our only options are to institute an inter partes review as to all grounds and all challenged claims, or to deny institution.” In finding that one of three of Juniper’s grounds for challenging the unpatentability of the ‘633 Patent to “be without merit,” the PTAB determined that denial of the petition was appropriate.

On April 9, 2019, regarding IPR 2019-00026 in which Juniper petitioned for IPR of claims 1, 15, and 41 on the ‘844 Patent, the PTAB did institute review and determined based on the parties’ preliminary arguments that Juniper had demonstrated a reasonable likelihood that it would prevail in showing the unpatentability of such claims. The PTAB, however, emphasized that “this Decision is not a final determination on [] the patentability of any challenged claims … and, thus, leaves undecided any remaining fact issues necessary to determine whether sufficient evidence supports [Juniper’s] contentions by a preponderance of the evidence in the final written decision.”

Lastly, as reported in a separate press release on April 1, 2019, the PTAB also denied Juniper’s petition for IPR (IPR2019-00031) of claim 1 of the ‘154 Patent.

“We are gratified with both the PTAB’s denials of Juniper’s challenges to our ‘926, ‘633, and ‘154 Patents, as well as the stated bases for deciding the denials,” said Julie Mar-Spinola, Finjan’s CIPO. “In citing the Federal Circuit Court of Appeals, the PTAB stated in its ‘844 Decision (IPR 2019-00026), ‘there is a significant difference between a petitioner’s burden to establish a ‘reasonable likelihood of success’ at institution, and actually proving invalidity by a preponderance of the evidence at trial’. Thus, Finjan will forge ahead in defending the validity and enforceability of our ‘844 Patent. 2019 continues to be a year of positive momentum for Finjan, which again speaks to the merits of our infringement claims against our various accused infringers in the cybersecurity space, as well as to the incredible value of our patents,” concluded Julie Mar-Spinola.

The current status of IPR proceeding are listed below. There are no more cases pending pre-institution.
·    ‘633 Patent – Final Written Decision – PTAB’s Deadline is June 5.
·    ‘494 Patent - Federal Circuit Opinion - No deadline
·    ‘154 Patent - Final Written Decision - No deadline (on remand)

And pending cases with activity still underway:
·    ‘844 Patent – Patent Owner Response due July 9.
·    ‘305 Patent – ESET Federal Circuit Appeal.  ESET’s opening brief due date is TBD.
·    ‘305 Patent – Reexam Federal Circuit Appeal. Oral Argument date is TBD.

The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

About Finjan Holdings, Inc.
Established 20 years ago, Finjan Holdings, Inc. is a globally recognized pioneer in cybersecurity. Finjan, Inc.'s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' strategic initiatives to achieve future growth and deliver value to shareholders ; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com